Exhibit 99.1

Suffolk Bancorp Reports Fourth Quarter and Full Year 2016 Results

Fourth Quarter and Full Year 2016 Highlights

  Net income increased by 12.1% to $19.8 million in 2016 versus full year 2015
  Core net income increased by 20.3% to $21.5 million in 2016 versus full year 2015
  Net income in the fourth quarter of $3.7 million, including merger-related charges, increased by 2.6% versus fourth quarter 2015; core net income in the fourth quarter increased by 6.4% to $5.0 million versus fourth quarter 2015
  Demand deposits, representing 47% of total deposits at December 31, 2016, increased by 10.1% versus fourth quarter 2015
  Fourth quarter 2016 total cost of funds was an extraordinarily low 0.18%
  Return on average assets (ROA) and return on average stockholders’ equity (ROE) for full year 2016 improved to 0.90% and 9.54%; core ROA and core ROE improved to 0.98% and 10.32% for full year 2016
  Tangible book value per share grew by 8.6% to $17.88 per share from $16.47 per share at December 31, 2015

RIVERHEAD, N.Y.--(BUSINESS WIRE)--February 7, 2017--Suffolk Bancorp (the “Company”) (NYSE:SCNB), parent company of Suffolk County National Bank (the “Bank”), today reported net income of $3.7 million, or $0.31 per diluted common share, for the fourth quarter of 2016 compared to $3.6 million, or $0.31 per diluted common share, a year ago. For the year ended December 31, 2016, the Company recorded net income of $19.8 million, or $1.66 per diluted common share, versus $17.7 million, or $1.49 per diluted common share for the comparable 2015 full year period. Excluding merger-related charges, net non-accrual interest received and other real estate owned (“OREO”) expenses incurred in 2016, core net income was $5.0 million and $21.5 million in the fourth quarter and full year 2016 periods, respectively.

The 2.6% increase in fourth quarter 2016 earnings versus the comparable 2015 period resulted from a $239 thousand increase in net interest income and a $400 thousand reduction in the provision for loan losses. Based upon consideration of many factors, including credit risk grades and economic conditions, in its evaluation of the various classes of the loan portfolio, the Company recorded in total a $400 thousand credit to the provision for loan losses in the fourth quarter of 2016. No provision expense was recorded in the comparable 2015 period. Partially offsetting these improvements was a $378 thousand increase in total operating expenses in 2016 when compared to the fourth quarter of 2015.

The Company is also pleased that the Office of the Comptroller of the Currency has approved the merger of the Bank with People's United Bank, N.A., the bank subsidiary of People's United Financial, Inc., in connection with the previously announced merger of the Company and People's United Financial, Inc. The merger transaction, which was previously approved by the Company's shareholders, remains subject to the approval of the Board of Governors of the Federal Reserve System and other customary conditions to closing, and is currently expected to be completed during the first quarter.

President & CEO Howard C. Bluver stated: “I am pleased to report a strong fourth quarter. Most importantly, we made significant progress during the quarter toward ensuring a smooth and successful integration in connection with our pending merger with People’s United Financial. When the merger was announced on June 27, 2016, I stated my belief that we could leverage the strengths of our combined institutions for the benefit of all our current and future stakeholders. After seeing how closely and cooperatively our respective teams have worked together over the past seven months, I am even more confident today that we will hit the ground running on day one. It is also gratifying to see that our continued Company-wide focus on high quality execution has not been compromised as a result of the pending merger.

“First, our deposit businesses performed well during the quarter. While linked-quarter commercial and municipal deposit levels reflect the winter seasonality that is inherent in many of our markets, particularly in the Hamptons on the east end of Long Island, we continue to grow deposit levels year over year, particularly with respect to non-interest bearing demand deposits. Total non-interest bearing demand deposits at December 31, 2016 were $867 million, compared to $788 million at December 31, 2015, an increase of $79 million, or 10.1%. At the end of 2016, 47% of our total deposits were demand deposits, resulting in an extraordinarily low cost of funds of 18 basis points during the fourth quarter and an attractive net interest margin of 3.68% for the quarter.

“Second, we experienced modest loan growth in 2016 compared to 2015, which is not surprising given our previously announced decision to temporarily pull back from certain commercial lending markets during the middle of the year. In addition, we sold $77 million in multi-family loans during the year, including approximately $28 million during the fourth quarter, in order to generate non-interest income, protect our net interest margin and avoid becoming too concentrated in a single product line. Notwithstanding these factors, I am pleased to report that we are building a very strong and diversified loan pipeline for the future and, once the merger with People’s United closes, we will no longer be subject to the growth constraints that come from operating with a relatively small balance sheet.

“Finally, credit quality continues to be strong in all categories. Total non-accrual loans at December 31, 2016 were $5.6 million, or 0.33% of total loans, compared to $6.3 million, or 0.37% of total loans, at September 30, 2016. All other key credit metrics remain solid and reflect our steadfast commitment to a strong and highly disciplined credit culture. Early delinquencies (30-89 days past due), which we manage aggressively as a harbinger of future credit issues, remain extremely low at $1.2 million, or 0.07% of total loans, at December 31, 2016, compared to $2.0 million, or 0.12% of total loans, at September 30, 2016. Given the continuous improvement we have seen in our credit profile, we also believe we are well reserved. Our allowance for loan losses at December 31, 2016 was $20.1 million, or 1.20% of total loans and 362% of total non-accrual loans.”

Performance and Other Highlights

  Asset Quality – Total non-accrual loans were $5.6 million or 0.33% of loans outstanding at December 31, 2016 versus $5.5 million or 0.33% of loans outstanding at December 31, 2015. Total accruing loans delinquent 30 days or more were $1.2 million or 0.07% of loans outstanding at December 31, 2016 compared to $1.0 million or 0.06% of loans outstanding at December 31, 2015. The Company recorded net loan recoveries of $52 thousand in the fourth quarter of 2016 versus net loan charge-offs of $150 thousand in the third quarter of 2016 and net loan recoveries of $370 thousand in the fourth quarter of 2015. The allowance for loan losses totaled $20.1 million at December 31, 2016 versus $20.7 million at December 31, 2015, representing 1.20% and 1.24% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans was 362% and 374% at December 31, 2016 and 2015, respectively. The Company held OREO amounting to $650 thousand at December 31, 2016. The Company held no OREO at December 31, 2015.
  Capital Strength – The Company’s capital ratios continue to exceed all regulatory requirements, including the individual minimum capital requirements that the OCC established for the Bank. The Company’s tier 1 leverage ratio was 10.31% at December 31, 2016 versus 9.77% at December 31, 2015. The Company’s tier 1 risk-based capital ratio was 13.50% at December 31, 2016 versus 11.68% at December 31, 2015. The Company’s total risk-based capital ratio was 14.73% at December 31, 2016 as compared to 12.89% at December 31, 2015. The Company’s total stockholders’ equity to total assets ratio and the Company’s tangible common equity to tangible assets ratio (“TCE ratio”) were 10.34% and 10.22%, respectively, at December 31, 2016 versus 9.10% and 8.98%, respectively, at December 31, 2015. The ratio of total stockholders’ equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP TCE ratio presented herein.

  Core Deposits – Core deposits, consisting of demand, N.O.W., savings and money market accounts, totaled $1.64 billion at December 31, 2016 versus $1.56 billion at December 31, 2015. Core deposits represented 89% and 87% of total deposits at December 31, 2016 and 2015, respectively. Demand deposits were $867 million at December 31, 2016, reflecting an increase of 10.1% from $788 million at December 31, 2015. Demand deposits represented 47% and 44% of total deposits at December 31, 2016 and 2015, respectively.
  Loans – Loans outstanding at December 31, 2016 increased by $10 million, or 0.6%, to $1.68 billion when compared to December 31, 2015.
  Net Interest Margin – Net interest margin was 3.68% in the fourth quarter of 2016 versus 3.72% in the third quarter of 2016 and 3.84% in the fourth quarter of 2015. Adjusting for the impact of net non-accrual interest received in each period, the Company’s core net interest margin was 3.66% in the fourth quarter of 2016 as compared to 3.71% in the third quarter of 2016 and 3.82% in the fourth quarter of 2015. The average cost of funds was 0.18% in the fourth quarter of 2016 versus 0.19% in the third quarter of 2016 and 0.21% in the fourth quarter of 2015.
  Performance Ratios – Return on average assets and return on average common stockholders’ equity were 0.68% and 6.90%, respectively, in the fourth quarter of 2016 versus 0.99% and 10.21%, respectively, in the third quarter of 2016, and 0.69% and 7.33%, respectively, in the fourth quarter of 2015. Excluding merger-related charges, net non-accrual interest received and OREO expenses incurred, fourth quarter 2016 core return on average assets was 0.91% and core return on average stockholders’ equity was 9.18%.

Earnings Summary for the Quarter Ended December 31, 2016

The Company recorded net income of $3.7 million during the fourth quarter of 2016 versus $3.6 million in the comparable quarter a year ago. Excluding merger-related charges, net non-accrual interest received and OREO expenses incurred, core net income was $5.0 million in the fourth quarter of 2016. The 2.6% improvement in reported fourth quarter 2016 net income versus the comparable 2015 period resulted from a $239 thousand increase in net interest income and a $400 thousand reduction in the provision for loan losses. The Company recorded a $400 thousand credit to the provision for loan losses in the fourth quarter of 2016. Partially offsetting these positive factors was a $378 thousand increase in total operating expenses in the fourth quarter of 2016 versus 2015. The Company’s effective tax rate was 26.8% in the fourth quarter of 2016 versus 24.8% a year ago.

The $239 thousand or 1.3% improvement in fourth quarter 2016 net interest income resulted from a $101 million (5.3%) increase in average total interest-earning assets. Partially offsetting the earning asset growth was a 16 basis point decline in the Company’s net interest margin to 3.68% in 2016 from 3.84% in 2015. The Company’s fourth quarter 2016 average total interest-earning asset yield was 3.85% versus 4.05% in the comparable 2015 quarterly period. The decrease in the interest-earning asset yield in 2016 resulted from a two basis point decline in the average loan yield to 4.15% in 2016 along with a shift in the average asset mix to a greater percentage of Fed funds sold, securities purchased under agreements to resell and interest-bearing deposits due from banks (short-term investments) in 2016. Average loans increased by $95 million (6.0%) versus fourth quarter 2015. The average securities portfolio decreased by $107 million to $204 million in the fourth quarter of 2016 versus the comparable 2015 period. The average yield on the investment portfolio was 3.54% in 2016 versus 3.62% a year ago. At December 31, 2016, mortgage-backed securities, at 44%, made up the largest component of the Company’s investment portfolio. The available for sale securities portfolio had an unrealized pre-tax gain of $172 thousand and the entire securities portfolio had an estimated weighted average life of 3.4 years at December 31, 2016. Average short-term investments grew by $115 million in 2016 at an average yield of 0.49%.

The Company’s average cost of total interest-bearing liabilities decreased by four basis points to 0.33% in the fourth quarter of 2016 versus 0.37% in the comparable 2015 quarter. The Company’s total cost of funds, among the lowest in the industry, was 0.18% in the fourth quarter of 2016 versus 0.21% a year ago. Average core deposits increased $146 million (9.3%) to $1.7 billion during the fourth quarter of 2016 versus the fourth quarter of 2015, with average demand deposits representing 46% of fourth quarter 2016 average total deposits. Total deposits increased by $58 million or 3.2% to $1.8 billion at December 31, 2016 versus the comparable 2015 date. Core deposit balances, which represented 89% of total deposits at December 31, 2016, grew by $85 million or 5.5% during the same period. Average borrowings decreased by $49 million (76.4%) during the fourth quarter of 2016 compared to 2015. Total borrowings at December 31, 2016 were $15 million versus $165 million at the comparable 2015 date.

Non-interest income was unchanged in the fourth quarter of 2016 versus the comparable 2015 period. A reduction in service charges on deposit accounts (down $187 thousand) was offset by increases in other service charges, commissions and fees (up $117 thousand) and net gain on sale of securities available for sale (up $70 thousand).

Total operating expenses increased by $378 thousand or 2.5% in the fourth quarter of 2016 versus 2015 principally the result of $1.8 million of merger-related expenses incurred in 2016. Excluding these merger-related costs and $1.4 million in systems conversion expenses recorded in the fourth quarter of 2015, core operating expenses increased by $31 thousand or 0.2% in 2016 when compared to the fourth quarter of 2015. Growth in employee compensation and benefits of $1.0 million was the primary reason for the nominal increase in core operating expenses in 2016. Partially offsetting this increase were reductions in 2016 in other operating expenses, data processing costs and FDIC assessment expenses of $328 thousand, $291 thousand and $214 thousand, respectively, versus the comparable 2015 period. Consulting and professional fees were also lower by $118 thousand in the fourth quarter of 2016 from the year ago period. The increase in employee compensation and benefits expense in 2016 resulted principally from an increase in incentive compensation expense coupled with a higher deferred expense credit in 2015 due to last year’s increased fourth quarter loan production. The improvement in data processing costs resulted from lower core systems expenses in 2016 resulting from the conversion to Fiserv in the second quarter of 2016. The Company’s operating efficiency ratio was 73.6% in the fourth quarter of 2016 versus 71.9% a year ago. Excluding merger-related expenses, systems conversion expenses, net non-accrual interest received and OREO related expenses, the Company’s core operating efficiency ratio was 65.3% in 2016 versus 65.2% in 2015.

The Company recorded a $400 thousand credit to the provision for loan losses in the fourth quarter of 2016. The Company did not record a provision for loan losses in the fourth quarter of 2015.

The Company recorded income tax expense of $1.4 million in the fourth quarter of 2016 resulting in an effective tax rate of 26.8% versus an income tax expense of $1.2 million and an effective tax rate of 24.8% in the comparable period a year ago.

Earnings Summary for the Year Ended December 31, 2016

The Company recorded net income of $19.8 million during the full year ended December 31, 2016 versus $17.7 million in the comparable 2015 period. Excluding merger-related charges, net non-accrual interest received and OREO expenses incurred, core net income was $21.5 million for the full year of 2016. The improvement in reported 2016 net income resulted principally from a $4.3 million increase in net interest income coupled with a $1.1 million reduction in the provision for loan losses. Partially offsetting these positive factors was a $1.4 million increase in total operating expenses, a $111 thousand reduction in non-interest income, and an increase in the Company’s effective tax rate in 2016. Excluding merger-related expenses incurred in 2016 and systems conversion expenses incurred in 2015, total operating expenses increased by $375 thousand or 0.7% versus 2015.

The $4.3 million or 6.1% improvement in full year 2016 net interest income resulted from a $201 million increase in average total interest-earning assets, offset in part by a 21 basis point contraction of the Company’s net interest margin to 3.77% in 2016 from 3.98% in 2015. The Company’s full year 2016 average total interest-earning asset yield was 3.96% versus 4.15% in the comparable 2015 period. A lower average yield on the Company’s loan portfolio in 2016 versus the comparable 2015 period, down 13 basis points to 4.17%, was the primary driver of the reduction in the interest-earning asset yield. Excluding the impact of net non-accrual interest received in each full year period, the Company’s core net interest margin was 3.71% in 2016 versus 3.91% in 2015. The Company’s average loan portfolio increased by $230 million (15.6%) versus 2015 while the average securities portfolio decreased by $86 million (25.4%) to $251 million in the same period. The average yield on the investment portfolio was 3.58% in 2016 versus 3.71% a year ago.

The Company’s average cost of total interest-bearing liabilities increased by three basis points to 0.35% in 2016 versus 0.32% in the comparable 2015 full year period. The Company’s total cost of funds increased by two basis points to 0.20% in 2016 versus 2015. Average core deposits increased by $214 million (14.6%) to $1.7 billion during the 2016 full year period compared to 2015, with average demand deposits representing 44% of full year 2016 average total deposits. Average total deposits increased by $205 million or 12.1% to $1.9 billion during in 2016 versus 2015. Average core deposit balances represented 88% of average total deposits in 2016 compared to 86% in the year ago period.

The Company recorded a $500 thousand credit to the provision for loan losses during 2016 versus a provision expense of $600 thousand a year ago.

Total operating expenses increased by $1.4 million (2.5%) in the full year 2016 versus 2015 principally due to $2.4 million in merger-related expenses coupled with growth in employee compensation and benefits expense (up $1.6 million), offset in part by reductions in non-recurring project costs (systems conversion expenses) and data processing costs of $1.4 million and $1.3 million, respectively. The Company’s operating efficiency ratio improved to 64.5% in 2016 from 65.6% a year ago. Excluding merger-related costs, systems conversion costs, net non-accrual interest received and OREO related expenses, the Company’s core operating efficiency ratio improved to 61.9% in 2016 versus 64.9% a year ago.

The Company recorded income tax expense of $7.6 million in the 2016 full year period resulting in an effective tax rate of 27.8% versus income tax expense of $5.9 million and an effective tax rate of 25.0% in the comparable 2015 period.

Asset Quality

Non-accrual loans totaled $5.6 million or 0.33% of loans outstanding at December 31, 2016 versus $5.5 million or 0.33% of loans outstanding at December 31, 2015. The allowance for loan losses as a percentage of total non-accrual loans amounted to 362% and 374% at December 31, 2016 and December 31, 2015, respectively. Total accruing loans delinquent 30 days or more amounted to $1.2 million or 0.07% of loans outstanding at December 31, 2016 compared to $1.0 million or 0.06% of loans outstanding at December 31, 2015.

Total criticized and classified loans were $30 million at December 31, 2016 versus $21 million at December 31, 2015. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $25 million at December 31, 2016 as compared to $12 million at December 31, 2015. The allowance for loan losses as a percentage of total classified loans was 82% and 170%, respectively, at the same dates.

At December 31, 2016, the Company had $12 million in troubled debt restructurings (“TDRs”), primarily consisting of commercial and industrial loans, commercial real estate loans, residential mortgages and home equity loans totaling $4 million, $2 million, $5 million and $1 million, respectively. The Company had TDRs amounting to $12 million at December 31, 2015.

At December 31, 2016, the Company’s allowance for loan losses amounted to $20.1 million or 1.20% of period-end total loans outstanding. The allowance as a percentage of loans outstanding was 1.24% at December 31, 2015. The Company recorded net loan recoveries of $52 thousand in the fourth quarter of 2016 versus net loan charge-offs of $150 thousand in the third quarter of 2016 and net loan recoveries of $370 thousand in the fourth quarter of 2015. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, (0.01%) for the fourth quarter of 2016, 0.03% for the third quarter of 2016 and (0.09%) for the fourth quarter of 2015.

The Company held OREO amounting to $650 thousand at December 31, 2016. The Company held no OREO at December 31, 2015.

Capital

Total stockholders’ equity was $216 million at December 31, 2016 compared to $197 million at December 31, 2015. The increase in stockholders’ equity versus December 31, 2015 was due principally to net income recorded during 2016, net of dividends paid. The Company’s return on average common stockholders’ equity was 6.90% and 9.54% for the three and twelve months ended December 31, 2016 versus 7.33% and 9.27%, respectively, for the comparable 2015 periods. Excluding merger-related expenses, net non-accrual interest received and OREO related expenses, the Company’s 2016 core return on average common stockholders’ equity was 9.18% and 10.32%, respectively, for the three and twelve-month periods ended December 31, 2016.

The Bank’s tier 1 leverage, common equity tier 1 risk-based, tier 1 risk-based and total risk-based capital ratios were 10.25%, 13.42%, 13.42% and 14.65%, respectively, at December 31, 2016. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company’s capital ratios also exceeded all regulatory requirements, including the individual minimum capital requirements that the OCC established for the Bank, at December 31, 2016. The Company’s total stockholders’ equity to total assets ratio and the Company’s TCE ratio were 10.34% and 10.22%, respectively, at December 31, 2016 versus 9.10% and 8.98%, respectively, at December 31, 2015. The ratio of total stockholders’ equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP TCE ratio presented herein.

Corporate Information

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 27 branch offices in Nassau, Suffolk and Queens Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures of the Company’s TCE ratio, tangible common equity, tangible assets, core net income, core fully taxable equivalent (“FTE”) net interest income, core FTE net interest margin, core operating expenses, core non-interest income, core FTE non-interest income, core returns on average assets and stockholders’ equity and core operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of core net income, core FTE net interest income and core FTE net interest margin for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the following tables. Such reconciliations for the TCE ratio, tangible common equity, tangible assets, core operating expenses, core non-interest income, core FTE non-interest income, core returns on average assets and stockholders’ equity and core operating efficiency ratio are provided elsewhere herein.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2016	2015	2016	2015
CORE NET INCOME:
Net income, as reported	$3,733	$3,637	$19,831	$17,687

Adjustments:
Net non-accrual interest adjustment	(114)	(75)	(298)	(1,248)
Merger costs	1,790	-	2,434	-
Nonrecurring project costs	-	1,443	-	1,443
OREO-related expenses	8	-	113	-
Total adjustments, before income taxes	1,684	1,368	2,249	195
Adjustment for reported effective income tax rate	452	340	624	49
Total adjustments, after income taxes	1,232	1,028	1,625	146

Core net income	$4,965	$4,665	$21,456	$17,833

	Three Months Ended December 31,				Years Ended December 31,
($ in thousands)	2016		2015		2016		2015
CORE NET INTEREST INCOME/MARGIN:
Net interest income/margin (FTE)	$18,724	3.68%	$18,618	3.84%	$76,841	3.77%	$73,093	3.98%

Net non-accrual interest adjustment	(114)	(0.02%)	(75)	(0.02%)	(298)	(0.06%)	(1,248)	(0.07%)

Core net interest income/margin (FTE)	$18,610	3.66%	$18,543	3.82%	$76,543	3.71%	$71,845	3.91%

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

Certain statements contained in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These can include remarks about the Company, the proposed merger with People’s United Financial, Inc. (“People’s United”), the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified, that are beyond the Company’s control and that could cause future results to vary materially from the Company’s historical performance or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: the ability to obtain regulatory approvals and meet other closing conditions to the merger with People’s United, including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; difficulties and delays in integrating the Company’s business or fully realizing cost savings and other benefits of the merger; business disruption following the merger; increased capital requirements mandated by the Company’s regulators, including the individual minimum capital requirements that the OCC established for the Bank; the Bank’s temporary limitation on the growth of its commercial real estate (“CRE”) portfolio and the potentially adverse impact thereof on the Company’s overall business, financial condition and results of operation due to the importance of the Bank’s CRE business to the Company’s overall business, financial condition and results of operation; any failure by the Bank to comply with the individual minimum capital ratios (including as a result of increases to the Bank’s allowance for loan losses), which may result in regulatory enforcement actions; the duration of the Bank’s limitation on the growth of its CRE portfolio, and the potentially adverse impact thereof on the Company’s overall business, financial condition and results of operation; the cost of compliance and significant amount of time required of management to comply with regulatory requirements; results of changes in law, regulations or regulatory practices; the Company’s ability to raise capital; competitive factors, including price competition; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; the Company’s ability to attract and retain key management and staff; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$37,572	$75,272
Interest-bearing deposits due from banks	87,282	22,814
Total cash and cash equivalents	124,854	98,086
Federal Reserve and Federal Home Loan Bank stock and other investments	4,524	10,756
Investment securities:
Available for sale, at fair value	179,242	247,099
Held to maturity (fair value $19,259 and $63,272, respectively)	18,780	61,309
Total investment securities	198,022	308,408
Loans	1,676,564	1,666,447
Allowance for loan losses	20,117	20,685
Net loans	1,656,447	1,645,762
Loans held for sale	-	1,666
Premises and equipment, net	24,725	23,240
Bank-owned life insurance	53,756	52,383
Deferred tax assets, net	13,595	15,845
Accrued interest and loan fees receivable	5,742	5,859
Goodwill and other intangibles	2,722	2,864
Other real estate owned ("OREO")	650	-
Other assets	6,465	3,723
TOTAL ASSETS	$2,091,502	$2,168,592

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$867,404	$787,944
Savings, N.O.W. and money market deposits	774,075	768,036
Subtotal core deposits	1,641,479	1,555,980
Time deposits	196,703	224,643
Total deposits	1,838,182	1,780,623
Borrowings	15,000	165,000
Unfunded pension liability	6,072	6,428
Capital leases	4,261	4,395
Other liabilities	11,823	14,888
TOTAL LIABILITIES	1,875,338	1,971,334
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized;
issued 14,102,617 and 13,966,292, respectively;
outstanding 11,936,879 and 11,800,554, respectively)	35,256	34,916
Surplus	49,532	46,239
Retained earnings	145,173	130,093
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)
Accumulated other comprehensive loss, net of tax	(8,383)	(8,576)
TOTAL STOCKHOLDERS' EQUITY	216,164	197,258
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$2,091,502	$2,168,592

CONSOLIDATED STATEMENTS OF INCOME
(unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
INTEREST INCOME
Loans and loan fees	$17,320	$16,552	$70,128	$62,914
U.S. Government agency obligations	14	477	676	2,079
Obligations of states and political subdivisions	691	1,049	3,400	4,774
Collateralized mortgage obligations	83	86	353	593
Mortgage-backed securities	445	438	1,846	1,767
Corporate bonds	161	132	630	311
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	163	12	354	62
Dividends	57	59	332	280
Total interest income	18,934	18,805	77,719	72,780
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	522	477	2,084	1,383
Time deposits	290	379	1,305	1,422
Borrowings	66	132	540	442
Total interest expense	878	988	3,929	3,247
Net interest income	18,056	17,817	73,790	69,533
(Credit) provision for loan losses	(400)	-	(500)	600
Net interest income after (credit) provision for loan losses	18,456	17,817	74,290	68,933
NON-INTEREST INCOME
Service charges on deposit accounts	536	723	2,449	3,042
Other service charges, commissions and fees	803	686	2,891	2,718
Net gain on sale of securities available for sale	70	-	617	319
Net gain on sale of portfolio loans	-	-	457	568
Net gain on sale of mortgage loans originated for sale	45	66	292	356
Income from bank-owned life insurance	338	356	1,373	1,274
Other operating income	236	195	404	317
Total non-interest income	2,028	2,026	8,483	8,594
OPERATING EXPENSES
Employee compensation and benefits	9,363	8,344	35,029	33,446
Occupancy expense	1,351	1,439	5,476	5,675
Equipment expense	488	437	1,829	1,636
Consulting and professional services	550	668	2,128	2,159
FDIC assessment	66	280	953	1,082
Data processing	242	533	811	2,123
Merger costs	1,790	-	2,434	-
Nonrecurring project costs	-	1,443	-	1,443
Other operating expenses	1,532	1,860	6,660	6,390
Total operating expenses	15,382	15,004	55,320	53,954
Income before income tax expense	5,102	4,839	27,453	23,573
Income tax expense	1,369	1,202	7,622	5,886
NET INCOME	$3,733	$3,637	$19,831	$17,687

EARNINGS PER COMMON SHARE - BASIC	$0.31	$0.31	$1.67	$1.50
EARNINGS PER COMMON SHARE - DILUTED	$0.31	$0.31	$1.66	$1.49
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10	$0.40	$0.32

CONSOLIDATED STATEMENTS OF INCOME
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
INTEREST INCOME
Loans and loan fees	$17,320	$17,545	$18,041	$17,222	$16,552
U.S. Government agency obligations	14	47	197	418	477
Obligations of states and political subdivisions	691	791	924	994	1,049
Collateralized mortgage obligations	83	91	100	79	86
Mortgage-backed securities	445	464	473	464	438
Corporate bonds	161	161	162	146	132
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	163	133	29	29	12
Dividends	57	92	108	75	59
Total interest income	18,934	19,324	20,034	19,427	18,805
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	522	539	510	513	477
Time deposits	290	331	336	348	379
Borrowings	66	66	166	242	132
Total interest expense	878	936	1,012	1,103	988
Net interest income	18,056	18,388	19,022	18,324	17,817
(Credit) provision for loan losses	(400)	(350)	-	250	-
Net interest income after (credit) provision for loan losses	18,456	18,738	19,022	18,074	17,817
NON-INTEREST INCOME
Service charges on deposit accounts	536	523	614	776	723
Other service charges, commissions and fees	803	793	684	611	686
Net gain on sale of securities available for sale	70	523	18	6	-
Net gain on sale of portfolio loans	-	-	457	-	-
Net gain on sale of mortgage loans originated for sale	45	100	73	74	66
Income from bank-owned life insurance	338	344	345	346	356
Other operating income	236	39	50	79	195
Total non-interest income	2,028	2,322	2,241	1,892	2,026
OPERATING EXPENSES
Employee compensation and benefits	9,363	8,518	8,482	8,666	8,344
Occupancy expense	1,351	1,337	1,346	1,442	1,439
Equipment expense	488	494	461	386	437
Consulting and professional services	550	476	619	483	668
FDIC assessment	66	303	291	293	280
Data processing	242	156	234	179	533
Merger costs	1,790	644	-	-	-
Nonrecurring project costs	-	-	-	-	1,443
Other operating expenses	1,532	1,539	1,886	1,703	1,860
Total operating expenses	15,382	13,467	13,319	13,152	15,004
Income before income tax expense	5,102	7,593	7,944	6,814	4,839
Income tax expense	1,369	2,118	2,159	1,976	1,202
NET INCOME	$3,733	$5,475	$5,785	$4,838	$3,637
EARNINGS PER COMMON SHARE - BASIC	$0.31	$0.46	$0.49	$0.41	$0.31
EARNINGS PER COMMON SHARE - DILUTED	$0.31	$0.46	$0.48	$0.41	$0.31
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10	$0.10	$0.10	$0.10

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)
	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
AVERAGE BALANCES:
Total assets	$2,173,076	$2,080,471	$2,194,399	$1,984,580
Loans and performing loans held for sale	1,683,655	1,589,016	1,706,263	1,475,773
Investment securities	204,001	310,619	251,319	337,050
Interest-earning assets	2,023,344	1,922,330	2,038,513	1,837,977
Demand deposits	880,804	799,925	832,266	742,876
Core deposits (1)	1,709,917	1,564,058	1,678,809	1,464,865
Total deposits	1,918,448	1,795,597	1,900,504	1,695,411
Borrowings	15,008	63,713	62,318	74,746
Stockholders' equity	215,239	196,947	207,893	190,785
FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.68%	0.69%	0.90%	0.89%
Core return on average assets (2)	0.91%	0.89%	0.98%	0.90%
Return on average stockholders' equity	6.90%	7.33%	9.54%	9.27%
Core return on average stockholders' equity (3)	9.18%	9.40%	10.32%	9.35%
Average loans/average deposits	87.76%	88.50%	89.78%	87.05%
Average core deposits/average deposits	89.13%	87.11%	88.33%	86.40%
Average demand deposits/average deposits	45.91%	44.55%	43.79%	43.82%
Net interest margin (FTE)	3.68%	3.84%	3.77%	3.98%
Operating efficiency ratio (4)	73.55%	71.87%	64.49%	65.64%
Core operating efficiency ratio (5)	65.34%	65.19%	61.86%	64.87%

(1) Demand, savings, N.O.W. and money market deposits.
(2) Core return on average assets, the ratio of core net income to average total assets, is a non-GAAP measure and should not be considered as a substitute for or superior to financial measures determined in accordance with U.S. GAAP.
(3) Core return on average stockholders' equity, the ratio of core net income to average total stockholders' equity, is a non-GAAP measure and should not be considered as a substitute for or superior to financial measures determined in accordance with U.S. GAAP.
(4) The operating efficiency ratio is calculated by dividing operating expenses less OREO-related expenses by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on sales of available for sale securities.
(5) The core operating efficiency ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate core operating efficiency. Since there is no authoritative requirement to calculate this ratio, our ratio is not necessarily comparable to similar efficiency measures disclosed or used by other companies in the financial services industry. The core operating efficiency ratio is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. The reconciliation of core operating expenses to U.S. GAAP total operating expenses and core non-interest income to U.S. GAAP total non-interest income and the calculation of the core operating efficiency ratio are set forth below:

Core operating expenses:
Total operating expenses	$	15,382	$	15,004	$	55,320	$	53,954
Adjust for merger costs		(1,790)		-		(2,434)		-
Adjust for nonrecurring project costs		-		(1,443)		-		(1,443)
Adjust for OREO-related expenses		(8)		-		(113)		-
Core operating expenses		13,584		13,561		52,773		52,511
Core non-interest income:
Total non-interest income		2,028		2,026		8,483		8,594
Adjustments		-		-		-		-
Core non-interest income		2,028		2,026		8,483		8,594
Adjust for tax-equivalent basis		222		233		898		833
Core FTE non-interest income		2,250		2,259		9,381		9,427
Core operating efficiency ratio:
Core operating expenses		13,584		13,561		52,773		52,511
Core FTE net interest income		18,610		18,543		76,543		71,845
Core FTE non-interest income		2,250		2,259		9,381		9,427
Adjust for net gain on sale of securities available for sale		(70)		-		(617)		(319)
Core total FTE revenue		20,790		20,802		85,307		80,953
Core operating expenses/core total FTE revenue		65.34%		65.19%		61.86%		64.87%

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands)

RECONCILIATION OF BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015

Weighted average common shares outstanding	11,810,620	11,688,069	11,766,912	11,649,240
Weighted average unvested restricted shares	112,702	108,073	115,735	107,211
Weighted average shares for basic earnings per share	11,923,322	11,796,142	11,882,647	11,756,451
Additional diluted shares:
Stock options	107,928	83,677	89,725	77,053
Weighted average shares for diluted earnings per share	12,031,250	11,879,819	11,972,372	11,833,504

CAPITAL RATIOS:
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Suffolk Bancorp:
Tier 1 leverage ratio	10.31%	10.04%	9.66%	9.52%	9.77%
Common equity tier 1 risk-based capital ratio	13.50%	12.73%	12.04%	11.48%	11.68%
Tier 1 risk-based capital ratio	13.50%	12.73%	12.04%	11.48%	11.68%
Total risk-based capital ratio	14.73%	13.93%	13.24%	12.65%	12.89%
Tangible common equity ratio (1)	10.22%	9.66%	9.46%	8.91%	8.98%
Total stockholders' equity/total assets (2)	10.34%	9.77%	9.58%	9.03%	9.10%

Suffolk County National Bank:
Tier 1 leverage ratio	10.25%	9.94%	9.55%	9.30%	9.58%
Common equity tier 1 risk-based capital ratio	13.42%	12.61%	11.90%	11.21%	11.45%
Tier 1 risk-based capital ratio	13.42%	12.61%	11.90%	11.21%	11.45%
Total risk-based capital ratio	14.65%	13.81%	13.10%	12.38%	12.66%
Tangible common equity ratio (1)	10.15%	9.57%	9.35%	8.70%	8.79%
Total stockholders' equity/total assets (2)	10.27%	9.68%	9.46%	8.81%	8.91%

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. With respect to the calculation of the actual unaudited TCE ratios at December 31, 2016, reconciliations of tangible common equity to U.S. GAAP total common stockholders’ equity and tangible assets to U.S. GAAP total assets are set forth below:

Suffolk Bancorp:
Total stockholders' equity	$216,164	Total assets	$2,091,502	10.34%
Less: intangible assets	(2,722)	Less: intangible assets	(2,722)
Tangible common equity	$213,442	Tangible assets	$2,088,780	10.22%

Suffolk County National Bank:
Total stockholders' equity	$214,735	Total assets	$2,091,105	10.27%
Less: intangible assets	(2,722)	Less: intangible assets	(2,722)
Tangible common equity	$212,013	Tangible assets	$2,088,383	10.15%

(2) The ratio of total stockholders' equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP tangible common equity ratio presented herein.

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Periods Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015

LOAN DISTRIBUTION (1):
Commercial and industrial	$189,410	$210,510	$215,960	$195,321	$189,769
Commercial real estate	731,986	728,562	734,586	718,934	696,787
Multifamily	402,935	418,108	426,367	480,678	426,549
Mixed use commercial	78,807	82,527	84,070	83,421	78,787
Real estate construction	41,028	43,190	40,452	37,373	37,233
Residential mortgages	185,112	180,831	178,504	181,649	186,313
Home equity	42,419	42,407	44,655	45,447	44,951
Consumer	4,867	4,651	5,280	5,249	6,058
Total loans	$1,676,564	$1,710,786	$1,729,874	$1,748,072	$1,666,447
Sequential quarter growth rate	(2.00%)	(1.10%)	(1.04%)	4.90%	6.86%
Period-end loans/deposits ratio	91.21%	87.99%	88.76%	93.46%	93.59%

FUNDING DISTRIBUTION:
Demand	$867,404	$867,178	$863,048	$790,678	$787,944
N.O.W.	118,683	127,128	134,562	143,862	130,968
Savings	355,931	362,269	350,565	337,657	326,469
Money market	299,461	368,393	374,926	368,331	310,599
Total core deposits	1,641,479	1,724,968	1,723,101	1,640,528	1,555,980
Time	196,703	219,232	225,918	229,841	224,643
Total deposits	1,838,182	1,944,200	1,949,019	1,870,369	1,780,623
Borrowings	15,000	15,000	15,000	160,000	165,000
Total funding sources	$1,853,182	$1,959,200	$1,964,019	$2,030,369	$1,945,623
Sequential quarter growth rate - total deposits	(5.45%)	(0.25%)	4.21%	5.04%	(0.85%)
Period-end core deposits/total deposits ratio	89.30%	88.72%	88.41%	87.71%	87.38%
Period-end demand deposits/total deposits ratio	47.19%	44.60%	44.28%	42.27%	44.25%
Cost of funds for the quarter	0.18%	0.19%	0.20%	0.23%	0.21%

EQUITY:
Common shares outstanding	11,936,879	11,907,421	11,892,254	11,853,564	11,800,554
Stockholders' equity	$216,164	$214,698	$210,307	$203,717	$197,258
Book value per common share	18.11	18.03	17.68	17.19	16.72
Tangible common equity	213,442	211,937	207,551	200,883	194,394
Tangible book value per common share	17.88	17.80	17.45	16.95	16.47

(1) Excluding loans held for sale.

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$3,288	$3,602	$4,118	$4,128	$1,954
Commercial real estate	1,964	2,167	2,174	1,959	1,733
Residential mortgages	143	361	421	724	1,358
Home equity	164	185	185	186	406
Consumer	1	-	-	1	77
Total non-accrual loans	5,560	6,315	6,898	6,998	5,528
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	5,560	6,315	6,898	6,998	5,528
Non-accrual loans held for sale	-	-	-	-	-
OREO	650	650	650	650	-
Total non-performing assets	$6,210	$6,965	$7,548	$7,648	$5,528
Additions to non-accrual loans during the quarter	$545	$-	$259	$2,519	$50
Total non-accrual loans/total loans (2)	0.33%	0.37%	0.40%	0.40%	0.33%
Total non-performing loans/total loans (2)	0.33%	0.37%	0.40%	0.40%	0.33%
Total non-performing assets/total assets	0.30%	0.32%	0.34%	0.34%	0.25%

Troubled debt restructurings ("TDRs") (2):
Total TDRs	$12,339	$12,176	$10,156	$11,343	$11,563
Performing TDRs	7,991	7,971	8,125	9,267	9,239

Criticized and classified loans (2):
Special mention	$5,833	$17,754	$14,862	$6,637	$9,197
Substandard/doubtful	24,584	15,126	10,296	11,218	12,190
Total criticized and classified loans	$30,417	$32,880	$25,158	$17,855	$21,387

Activity in the allowance for loan losses:
Balance at beginning of period	$20,465	$20,965	$20,930	$20,685	$20,315
Less: charge-offs	318	217	9	66	3
Recoveries	370	67	44	61	373
(Credit) provision for loan losses	(400)	(350)	-	250	-
Balance at end of period	$20,117	$20,465	$20,965	$20,930	$20,685
Allowance for loan losses/non-accrual loans (1) (2)	362%	324%	304%	299%	374%
Allowance for loan losses/non-performing loans (1) (2)	362%	324%	304%	299%	374%
Allowance for loan losses/total loans (1) (2)	1.20%	1.20%	1.21%	1.20%	1.24%

Net (recoveries) charge-offs:
Commercial and industrial	$57	$168	$(28)	$(45)	$(350)
Commercial real estate	(75)	(14)	(8)	(10)	(11)
Residential mortgages	(37)	-	(3)	(2)	(1)
Home equity	7	(4)	(3)	6	(5)
Consumer	(4)	-	7	56	(3)
Total net (recoveries) charge-offs	$(52)	$150	$(35)	$5	$(370)
Net (recoveries) charge-offs (annualized)/average loans	(0.01%)	0.03%	(0.01%)	0.00%	(0.09%)

Delinquencies and non-accrual loans
as a % of total loans (1):
Loans 30 - 59 days past due	0.07%	0.12%	0.04%	0.05%	0.05%
Loans 60 - 89 days past due	0.00%	0.00%	0.04%	0.02%	0.01%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.07%	0.12%	0.08%	0.07%	0.06%
Non-accrual loans	0.33%	0.37%	0.40%	0.40%	0.33%
Total delinquent and non-accrual loans	0.40%	0.49%	0.48%	0.47%	0.39%

(1) At period end.
(2) Excluding loans held for sale.

NET INTEREST INCOME ANALYSIS
For the Three Months Ended December 31, 2016 and 2015
(unaudited, dollars in thousands)

	2016			2015
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$204,001	$1,815	3.54%	$310,619	$2,832	3.62%
Federal Reserve and Federal Home Loan Bank stock
and other investments	4,528	57	5.01	6,197	59	3.78
Federal funds sold, securities purchased under agreements
to resell and interest-bearing deposits due from banks	131,160	163	0.49	16,498	12	0.29
Loans and performing loans held for sale (2)	1,683,655	17,567	4.15	1,589,016	16,703	4.17
Total interest-earning assets	2,023,344	$19,602	3.85%	1,922,330	$19,606	4.05%
Non-interest-earning assets	149,732			158,141
Total assets	$2,173,076			$2,080,471

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$829,113	$522	0.25%	$764,133	$477	0.25%
Time deposits	208,531	290	0.55	231,539	379	0.65
Total savings and time deposits	1,037,644	812	0.31	995,672	856	0.34
Borrowings	15,008	66	1.76	63,713	132	0.82
Total interest-bearing liabilities	1,052,652	878	0.33	1,059,385	988	0.37
Demand deposits	880,804			799,925
Other liabilities	24,381			24,214
Total liabilities	1,957,837			1,883,524
Stockholders' equity	215,239			196,947
Total liabilities and stockholders' equity	$2,173,076			$2,080,471
Total cost of funds			0.18%			0.21%
Net interest rate spread			3.52%			3.68%
Net interest income/margin		18,724	3.68%		18,618	3.84%
Less tax-equivalent basis adjustment		(668)			(801)
Net interest income		$18,056			$17,817

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $421 and $650 in 2016 and 2015, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $247 and $151 in 2016 and 2015, respectively.

NET INTEREST INCOME ANALYSIS
For the Years Ended December 31, 2016 and 2015
(unaudited, dollars in thousands)

	2016			2015
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$251,319	$8,995	3.58%	$337,050	$12,502	3.71%
Federal Reserve and Federal Home Loan Bank stock
and other investments	6,488	332	5.12	6,505	280	4.30
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	74,443	354	0.48	18,649	62	0.33
Loans and performing loans held for sale (2)	1,706,263	71,089	4.17	1,475,773	63,496	4.30
Total interest-earning assets	2,038,513	$80,770	3.96%	1,837,977	$76,340	4.15%
Non-interest-earning assets	155,886			146,603
Total assets	$2,194,399			$1,984,580

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$846,543	$2,084	0.25%	$721,989	$1,383	0.19%
Time deposits	221,695	1,305	0.59	230,546	1,422	0.62
Total savings and time deposits	1,068,238	3,389	0.32	952,535	2,805	0.29
Borrowings	62,318	540	0.87	74,746	442	0.59
Total interest-bearing liabilities	1,130,556	3,929	0.35	1,027,281	3,247	0.32
Demand deposits	832,266			742,876
Other liabilities	23,684			23,638
Total liabilities	1,986,506			1,793,795
Stockholders' equity	207,893			190,785
Total liabilities and stockholders' equity	$2,194,399			$1,984,580
Total cost of funds			0.20%			0.18%
Net interest rate spread			3.61%			3.83%
Net interest income/margin		76,841	3.77%		73,093	3.98%
Less tax-equivalent basis adjustment		(3,051)			(3,560)
Net interest income		$73,790			$69,533

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $2,090 and $2,978 in 2016 and 2015, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $961 and $582 in 2016 and 2015, respectively.

CONTACT:
Suffolk Bancorp
Investor and Press:
Brian K. Finneran
Executive Vice President & Chief Financial Officer
631-208-2400